Exhibit 10.24
PENTAIR PLC 2020 SHARE AND INCENTIVE PLAN
STOCK OPTION GRANT NOTICE

Pentair plc (the “Company”), pursuant to the Pentair plc 2020 Share Incentive Plan (the “Plan”), hereby grants you an option to purchase (“Option”) the number of ordinary shares of the Company (“Shares”) set forth below. If you are a U.S. taxpayer and the Option is designated as an Incentive Stock Option below, the Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Option is subject to all of the terms and conditions as set forth herein and in the attached Stock Option Award Agreement (the “Award Agreement”) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined in this Grant Notice or the Award Agreement shall have the meaning set forth in the Plan.

Participant:	[x]
Date of Grant:	[x]
Number of Shares Subject to Option:	[x]
Exercise Price per Share:	USD [x]
Option Type:	Refer to the third party broker/administrator website for an indication as to whether the Option(s) granted constitute a nonqualified stock option or an Incentive Stock Option for U.S. tax purposes
Expiration Date:	10th anniversary of the Date of Grant
Vesting Schedule:	[x]

Unless you decline the Option within 90 days following the Date of Grant through an electronic medium in accordance with procedures established by the Company, you agree to be bound by all of the terms and conditions of the following: this Grant Notice, the Award Agreement, and the Plan.

PENTAIR 2020 SHARE AND INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

Pursuant to the notice of grant (the “Grant Notice”) and this Stock Option Award Agreement, including any exhibits hereto (collectively, this “Award Agreement”), Pentair plc (the “Company”) has granted to you an option to purchase (the “Option”) the number of ordinary shares of the Company (“Shares”) specified in the Grant Notice at the exercise price indicated in the Grant Notice. If the Option is designated as an Incentive Stock Option, additional terms are set forth in the Addendum for the United States. Capitalized terms not defined in this Award Agreement but defined in the Pentair plc 2020 Share and Incentive Plan, as may be amended or restated from time to time (the “Plan”), shall have the same definitions as in the Plan. Unless you decline this Award Agreement within 90 days, you agree to be bound by all of the provisions contained in this Award Agreement and the Plan.
1.Vesting. Except as otherwise provided in the Plan or this Award Agreement, the Option will vest as provided in the Grant Notice.
2.Exercise of the Option.
2.1 Method of Exercise. You may exercise the vested portion of the Option (provided the Fair Market Value of the Shares exercised exceeds the exercise price) at any time prior to the expiration of the Option (as described in Section 4 below) by delivering a notice of exercise in such form as may be designated by the Company from time to time, or making the required electronic election with the Company’s designated broker, and paying the exercise price and any Tax-Related Items (as defined in Section 5 below) to the Company’s share plan administrator or such other person as the Company may designate, together with such additional documents as the Company may then require pursuant to the terms of the Plan.
2.2 Method of Payment. Payment of the exercise price may be made by one or a combination of the methods available under the Company’s exercise procedures, which may include:
(a)Payment by cash or check.
(b)Payment by transfer to the Company of whole Shares you already own having a Fair Market Value determined at the time of exercise of the Option equal to, but not exceeding, the exercise price and any Tax-Related Items.
(c)A broker-assisted “cashless exercise” transaction pursuant to which a third party (engaged by you or the Company) loans funds to you to enable you to purchase Shares and pay any Tax-Related Items, and then sells a sufficient number of the exercised Shares on your behalf to enable you to repay the loan and any fees. The remaining Shares and/or cash are then delivered by the third party to you.
(d)A “net exercise” transaction, pursuant to which the Company delivers to you the net number of whole Shares remaining from the portion of the Option being exercised after deduction of a number of Shares with a Fair Market Value equal to the exercise price and any Tax-Related Items.
The Company may suspend, or eliminate, various forms of permissible payment of the exercise price from time to time in its sole discretion. Further, notwithstanding any provision within this Award Agreement to the contrary, if you are resident or provide services outside of the United States, the Administrator may require that you (or in the event of your death, your legal representative, as the case may be) exercise the Option in a method other than as specified above, may require you to exercise the Option only by means of a broker-assisted cashless exercise procedure as it determines in its sole discretion, or may require you to sell any Shares you acquire under the Plan immediately or within a specified period following your termination of service from the Company or any of its Affiliates (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such Shares on your behalf).
2.3 Responsibility for Exercise. You are responsible for taking any and all actions as may be required to exercise the Option in a timely manner and for properly executing any such documents as may be required for exercise in accordance with such rules and procedures as may be established from time to time. By accepting the Option you acknowledge that information regarding the procedures and requirements for the exercise of the Option is available to you on request. Neither the Company nor any Affiliate shall have any duty or obligation to notify you of the expiration date of the Option.
2.4 No Fractional Shares. Only whole Shares will be issuable pursuant to the Option; any fractional Share otherwise issuable under the Option will be rounded up to the nearest whole Share.
3.Effect of Termination of Service. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided in the Grant Notice or the Plan, the Option shall be exercisable after termination of your service (for any reason except for Cause) with the Company or any of its Affiliate, for up to 90 days after your termination date or, if earlier, the expiration of the Option. Exceptions are made for termination of service due to death, Retirement (provided that the Committee has determined you have ten years of service with the Company and its Affiliates based on your previous employment with the Company and its Affiliates for purposes of Sections 2(ii)(i) and 14(b) of the Plan, but not for purposes of Section 14(c) of the Plan), Disability or a Covered Termination in accordance with the terms of the Plan.
If your service with the Company or any of its Affiliates terminates for Cause, the Option (whether or not then vested) shall terminate in its entirety no later than your last day of service. In addition, if after your service terminates, the Company determines that it or an Affiliate could have terminated your service for Cause had all relevant facts been known at the time of your termination, then the Company may terminate the Option (whether vested or unvested) immediately upon such determination, and you will be prohibited from exercising the Option thereafter. In such event, you will be notified of the termination of the Option.
For purposes of the Option, your service will be considered terminated as of the date you cease active service with the Company or any of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company in its sole discretion, (a) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any); and (b) the period (if any) during which you may exercise the Option after such termination of service will commence on the date you cease active service and will not be extended by any notice period mandated under employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any; the Company shall have the exclusive discretion to determine when you have ceased active service for purposes of your Option grant (including whether you may still be considered to be providing services while on a leave of absence).
4.Term of the Option. The term of the Option commences on the Date of Grant (as specified in the Grant Notice) and expires upon the earliest of:

(a)the Expiration Date indicated in the Grant Notice; or
(b)the last day for exercising the Option following your termination of service as described in Section 3 above (the “Option Expiration Date”).
As an administrative matter, the vested portion of the Option may be exercised only until the close of the New York Stock Exchange (“NYSE”) on the applicable date indicated in this Section 4 or, if such date is not a trading day on the NYSE, the last trading day before such date. The Option shall no longer be exercisable after the Option Expiration Date and any later attempt to exercise the Option will not be honored.
5.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate that employs you (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding from the Shares to be delivered upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount required by law to be withheld; or (iv) permitting you to tender back to the Company a number of Shares delivered upon exercise of the Option or Shares previously owned by you having a Fair Market Value equal to the amount required by law to be withheld. For purposes of the foregoing, no fractional Share will be withheld or issued pursuant to the grant of the Option and the issuance of Shares hereunder.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount from the relevant taxing authority in cash and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon exercise of the Option, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Administrator have been made in connection with the Tax-Related Items. You will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.
6.Recoupment. The Option and any Shares issued under the Option are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy or practice otherwise required by applicable law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder.
7.Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement. As a condition to the receipt of the Options, you expressly agree to the terms and conditions in the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A. In addition to any remedies available to the Company under the first paragraph and Section 6 of Exhibit A, any violation of the terms and conditions of Exhibit A will result in a rescission of the Options made under this Award Agreement and a forfeiture of rights you have with respect thereto.
8.Securities Law Compliance. The grant of the Option and the issuance of Shares are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of this Award Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until you have taken all actions required by the Company in connection with the Option. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or requirements.
9.Transferability. The Option shall not be transferable in any manner (including without limitation, sale, alienation, anticipation, pledge, encumbrance, or assignment) other than transfer by will or by the laws of descent and distribution, unless otherwise determined by the Committee in accordance with the terms of the Plan. All rights with respect to the Option shall be exercisable during your lifetime only by you or your guardian or legal representative or permitted transferee.
10.Shareholder Rights. You shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until Shares (if any) are issued upon exercise of the Option.
11.Insider Trading and/or Market Abuse. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares, during such times you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party

(other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should therefore consult your personal advisor on this matter.
12.Code Section 409A. For U.S. taxpayers, it is the intent that the Option as set forth in this Award Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement as may be necessary to ensure that all payments provided for under this Award Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting or exercise of the Option provided for under this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or exercise of the Option. The Company will have no liability to you or any other party if the Option, the delivery of Shares upon exercise of the Option or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
13.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. You also agree that all online acknowledgements shall have the same force and effect as a written signature.
14.Nature of Grant. In accepting the Option, you acknowledge and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options or other awards have been granted in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan is voluntary;
(e)the Option and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company, any of its Affiliates or the Employer, as applicable, to terminate your employment or service relationship (as otherwise may be permitted under local law);
(f)the Option and the Shares and the income and value of the same subject to the Option are not intended to replace any pension rights or compensation;
(g)the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)if the underlying Shares do not increase in value, the Option will have no value;
(j)if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates, or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer, from any such claim;
(l)the Option and the benefits evidenced by this Award Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)if you are employed or providing services outside the United States, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Option or any amounts due to you pursuant to the settlement of the Option or the subsequent sale of any Shares acquired upon settlement of the Option.
15.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, the Grant Notice and any other Option grant materials by and among, as necessary and applicable, the Company or any of its Affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan. If there is a conflict between this Section 15 and the Company’s existing policies and/or data protection charters, the terms of this Section 15 will prevail with respect to issues related to the Option and the Plan.
You understand that the Company and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of the Option or any other entitlement to Shares canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services or such other share plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. If you are employed outside the United States, you understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. If you are employed outside the United States, you understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.
For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
16.Not a Public Offering. If you are a resident outside of the United States, the grant of the Option is not intended to be a public offering of securities in your country of residence (or country of service, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities.
17.Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Award Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option be drawn up in English. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.Repatriation; Compliance with Law. If you are resident or provide services outside the United States, you agree to repatriate all payments attributable to Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in your country of residence (and country of service, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and/or regulations in your country of residence (and country of service, if different). Finally, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence and country of service, if different).
20. Addendum. Notwithstanding any provisions in this Award Agreement, the Option shall be subject to any special terms and conditions set forth in the Addendum to this Award Agreement, as set forth in Exhibit B. Moreover, if you transfer to one of the countries included in such Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). The Addendum constitutes part of this Award Agreement.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Notices. Any notices provided for in the Grant Notice, this Award Agreement or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered via post by the Company to you, five (5) days after deposit in the mail, postage prepaid, addressed to you at the last address you provided to the Company.
23.Governing Plan Document and Integration. The Options are subject to the Grant Notice, this Award Agreement and all the provisions of the Plan, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Grant Notice, this Award Agreement and those of the Plan, the provisions of the Plan shall control. This Award Agreement, including without limitation the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A, contains the entire agreement between the parties regarding the matters covered within it; provided, however, that if the parties previously or contemporaneously entered into a separate written agreement containing confidentiality, non-disclosure, non-solicitation, and/or non-competition provisions, the provisions of the previously- or contemporaneously-executed agreement shall be read together with the provisions of this Award Agreement to afford the Company the greatest protections allowed by applicable law. By accepting the Options, you confirm that you have read and understood the Award Agreement, the Plan, the Plan prospectus and related information provided to you and that you accept the terms of those documents accordingly.
24.Administrator Authority. You expressly understand that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Award Agreement and the Plan, and that any interpretation or determination made by the Administrator under the Award Agreement or the Plan, will be final, binding and conclusive.
25.Governing Law and Venue. The Options and the provisions of this Award Agreement (but excluding the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A) are governed by, and subject to, the laws of the state of Delaware, U.S.A. without regard to the conflict of law provisions. The provisions of the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A are governed by, and subject to, the laws of the state of Minnesota, U.S.A. without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement including without limitation the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement attached hereto as Exhibit A, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the United States District Court for the District of Minnesota or any of the courts of the state of Minnesota, U.S.A., and waive any objections to such venue.
Notwithstanding this Section, you acknowledge and agree that different governing law and venue provisions than those set forth in this Section with respect to the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement may apply to you if you reside or work in certain jurisdictions. While you reside or work in such a jurisdiction, including on the final day of your employment, you agree that the governing law and venue provision set forth in this Section with respect to the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement shall be superseded only as set forth in the applicable Appendix attached as Appendix A to the Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement.
26.Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.
27.Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.
*    *    *    *

EXHIBIT A
CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT
As a result of your intimate familiarity with trade secrets, business strategies, marketing strategies, product development, proprietary and confidential information of the Company, the Award Agreement is subject to the restrictions set forth below in this Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Agreement (the “Exhibit A”). Any violation of these provisions will result in a rescission of the Option made under the Award Agreement and a forfeiture of any rights you have with respect thereto, as well as the remedies that are described in Section 6 hereof.
1.Confidentiality. You agree that you will treat during your employment and thereafter, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information you acquire while working for the Company or any of its Affiliates. You agree that you will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. You acknowledge that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.
2.Employee Non-Solicitation. To the fullest extent permitted under applicable law, you agree that during employment and for a twelve (12) month period (24 month period, if you are a Section 16 Participant at the time of your termination or during the last twelve (12) months of your employment), following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not, for yourself or any third party, directly or indirectly, solicit any of Company’s employees who hold a position uniquely essential to the management, organization, or service of the Company’s business to leave employment at Company. You agree that engaging in any of the following activities will be a violation of this Section: (a) soliciting for a hire or soliciting for retainer as an independent consultant or as contingent worker an employee of the Company; (b) participating in the recruitment of an employee of the Company; (c) serving as a reference for an employee of the Company; (d) offering an opinion regarding the candidacy as a potential employee, independent consultant, or contingent worker of an individual employed by the Company; (e) assisting or encouraging any third party to pursue an employee of the Company for potential employment, independent consulting, or contingent worker opportunities; and/or (f) assisting or encouraging an employee of the Company to leave his/her current position in order to be an employee, independent consultant, or contingent worker for a third party.
3.Customer Non-Solicitation. To the fullest extent permitted under applicable law, you agree that during employment and for a twelve (12) month period (24 month period, if you are a Section 16 Participant at the time of your termination or during the last twelve (12) months of your employment), following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not, for yourself or any third party, directly or indirectly, solicit, contact, call upon, or attempt to solicit or call upon, any customer or prospective customer of the Company for the purpose of selling products or performing services which are substantially similar in nature to, such that they actually compete with, the products or services you sold to or performed for customers on behalf of Company during the last twenty-four (24) months of your relationship with Company. This restriction shall apply only to any customer or prospective customer of Company with whom you had contact during the last twenty-four (24) months of your relationship with the

1

Company, or any customer or prospective customer of Company concerning which you obtained trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company or its Affiliates. For purposes of this Section, “contact” means interaction between you and the customer or prospective customer which takes place to further a business relationship with, or perform services for, the customer or prospective customer. The prohibitions in this Section apply regardless who initiates the contact.
4.Non-Competition. To the fullest extent permitted under applicable law, you agree that during employment and for a twelve (12) month period (24 month period, if you are a Section 16 Participant at the time of your termination of employment or during the last twelve (12) months of your employment), following your termination of service (whether voluntary or involuntary) from the Company or any of its Affiliates, you will not engage in competition with the Company in the geographical location where you were assigned to perform services for the Company during the last twenty-four (24) months of your relationship with the Company, or, if you performed services for the Company during that period which had an impact on the Company’s products and/or services across the world, then anywhere in the world. You acknowledge that the Company does business across the world. For purposes of this Section, “engage in competition” means entering into the employ of, or rendering any services to, a competitor of the Company, whether in the capacity of principal, agent, partner, officer, director, employee, consultant, independent contractor, or the like, where you are performing or rendering similar services to the services you performed within the last twenty-four (24) months of your relationship with Company. A “competitor of the Company” is any entity that offers products and/or services which are substantially similar in nature to, such that they actually compete with, the products or services you worked on or about which, during the last twenty-four (24) months of your relationship with Company, you learned trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and/or confidential information concerning the business of the Company or its Affiliates. Nothing in this Exhibit A prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that your ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, the corporation.
5.Restrictive Covenant Appendix. You acknowledge and agree that different restrictive covenant obligations than those set forth in this Exhibit A may apply to you if you reside or work in certain jurisdictions. While you reside or work in such a jurisdiction, including on the final day of your employment, you agree that the restricted activities set forth in this Exhibit A shall be superseded only as set forth in the applicable Appendix attached hereto as Appendix A.
6.Non-Disparagement. You agree that you will not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors.
7.Protected Activity Not Prohibited. You understand that nothing in this Exhibit A shall in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Exhibit A, “Protected Activity” means disclosing Company confidential information or trade secrets if permitted by applicable state or federal laws, and filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment
2

Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); enforcing your Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes or otherwise cooperating through investigation, testimony or otherwise with the NLRB or any other administrative agency or court, when the communication is not so disloyal, reckless or maliciously untrue as to lose the protection of the law); and discussing or disclosing conduct that you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; or filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled. You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Company. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information or trade secrets to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, you understand that under the U.S. Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.
8.Effect of Breach. By accepting the Option, you agree that in light of the award conferred to you under the Award Agreement, the narrow restrictive covenants imposed in this Exhibit A are reasonable and will not result in any hardship to you. Further, you acknowledge and agree that a breach of any obligation under this Exhibit A will result in irreparable injury to the Company and that such harm may not be compensable entirely with monetary damages. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. In connection with any suit at law or in equity under this Exhibit A, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which you or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of your breach of the above sections, you shall disgorge the value of all payments and benefits conferred to you by virtue of the Award Agreement, including, but not limited to, the cash or Shares awarded. In addition to the foregoing, the Company shall be entitled to collect from you any reasonable attorney’s fees and costs occurred in bringing any action against you or otherwise to enforce the terms of the Award Agreement and/or this Exhibit A.
You further agree that while the restrictive covenants imposed under this Exhibit A are in effect, you will give written notice to the Company within ten days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of any of the Company or its affiliates. Such written notice shall be delivered to the Company c/o Pentair General Counsel & Secretary, Pentair plc, Suite 900, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail.  You agree that the Company may notify such new employer, company or corporate entity that you are bound by this Exhibit A and, at the Company’s election, furnish such employer, company or corporate entity with a copy of this Exhibit A.
3

APPENDIX A TO CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT
[STATE-SPECIFIC TERMS AND CONDITIONS]
4

EXHIBIT B
ADDENDUM TO PENTAIR 2020 SHARE AND INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
[COUNTRY-SPECIFIC TERMS AND CONDITIONS]

1